Exhibit 99.1
Magnolia Oil & Gas Corporation Announces Third Quarter 2022 Results

HOUSTON, TX, November 1, 2022 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the third quarter of 2022.

Third Quarter 2022 Highlights:

(In millions, except per share data)	For the Quarter Ended September 30, 2022	For the Quarter Ended September 30, 2021	Percentage increase (decrease)
Net income	$287.0	$159.9	79%
Earnings per share - diluted	$1.29	$0.67	93%
Adjusted EBITDAX(1)	$386.0	$221.5	74%
Capital expenditures - D&C	$114.5	$67.2	70%
Average daily production (Mboe/d)	81.5	67.4	21%
Cash balance as of period end	$689.5	$245.0	181%
Diluted weighted average total shares outstanding(2)	217.8	236.0	(8)%

Third Quarter 2022 Highlights:

•Magnolia reported third quarter 2022 net income attributable to Class A Common Stock of $245.5 million, or $1.29 per diluted share. Third quarter 2022 total net income increased 79% to $287.0 million and diluted weighted average total shares outstanding decreased by 8% to 217.8 million(2) compared to third quarter 2021.

•Adjusted EBITDAX(1) was $386.0 million during the third quarter of 2022, driven by higher production and higher product prices as compared to prior year results. Total drilling and completions (“D&C”) capital during the third quarter was $114.5 million, representing just 30% of adjusted EBITDAX(1).

•Net cash provided by operating activities was $410.7 million during the third quarter of 2022 and the Company generated free cash flow(1) of $233.9 million. Magnolia generated operating income as a percentage of revenue of 65%.

•Total production in the third quarter of 2022 set a quarterly record for the Company, growing 21% compared to the prior-year quarter and 10% sequentially to 81.5 thousand barrels of oil equivalent per day (“Mboe/d”). Total volumes were 7% ahead of the high end of our production guidance range.

•During the third quarter, Magnolia repurchased a total of 3.0 million shares of Class A Common Stock, for $62.4 million, bringing the total Class A and Class B shares repurchased during 2022 to 13.1 million shares. At the end of the third quarter 2022, Magnolia had 9.3 million Class A Common shares remaining under its current repurchase authorization.

•As previously announced, the Board of Directors declared a cash dividend of $0.10 per share of Class A common stock, and a cash distribution of $0.10 per Class B unit, payable on December 1, 2022 to shareholders of record as of November 7, 2022. We expect our dividend to grow at least 10 percent annually and plan to revisit the dividend rate in early 2023.

•Magnolia returned 36% of the free cash flow generated during the third quarter through a combination of share repurchases and dividends while ending the period with $689.5 million of cash on the balance sheet. The Company remains undrawn on its $450.0 million revolving credit facility, has no debt maturities until 2026 and has no plan to increase its debt levels.

(1) Adjusted EBITDAX and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.

“The most recent quarter was filled with mixed emotions. We are humbled by our continued strong financial and operating results and performance, yet deeply saddened by the recent passing of Steve Chazen, Magnolia’s founder and former CEO. I am incredibly grateful for Steve’s guidance and counsel, his steadfast leadership and importantly his friendship. We expect his legacy to continue to live on through Magnolia for years to come,” said President and CEO Chris Stavros. “The principles of the business model that Steve established during Magnolia’s founding over four years ago are expected to remain unchanged. We will continue our discipline around capital spending, while maintaining low levels of debt. We expect our record of achieving moderate annual production growth, while generating significant free cash flow and strong pre-tax margins to continue.

“Magnolia delivered very strong financial and operating results in the third quarter of 2022 driven by record quarterly production and pretax operating margins of 65 percent, and despite a sequential quarterly decline in oil prices of more than $15 per barrel. Third quarter 2022 production increased 21 percent year-over-year and 10 percent sequentially, and well-above the high end of our earlier guidance. The stronger production was seen in both our Giddings and Karnes asset areas and was primarily the result of better than expected well performance. The results were achieved while spending just 30 percent of our adjusted EBITDAX during the quarter. We repurchased 3 million shares during the third quarter, reducing our diluted share count by 8 percent from the same period last year. Including share repurchases and dividends, Magnolia returned more than a third of the free cash flow generated during the quarter to our shareholders while ending the period with nearly $700 million of cash.

“I am pleased to announce that Brian Corales, Magnolia’s VP, Investor Relations, has been promoted to the position of Chief Financial Officer. Brian has done an excellent job at Magnolia since 2018 in helping to both manage and communicate the Company’s strategy as well as shaping our message to the broad Financial Community and other stakeholders. Magnolia’s strong focus on its shareholders and emphasis on generating improved stock market value over time make Brian uniquely qualified to serve as CFO. The selection and elevation of a qualified internal candidate to the CFO role is indicative of Magnolia’s strong “bench” of talent within our team.”

Operational Update

Third quarter 2022 total company production averaged 81.5 Mboe/d, representing a 10 percent sequential increase and was 21 percent higher than the prior year’s third quarter. Compared to the same period last year, Giddings and Other production increased 30 percent. Overall production exceeded our expectations during the quarter despite spending just 30 percent of adjusted EBITDAX on drilling and completing wells. Production was above the high end of our guidance due to stronger well performance in both of our operated areas, ongoing operating efficiencies, and slightly higher non-op activity.

Magnolia continues to operate two drilling rigs and expects to maintain this level of activity through next year. One rig will continue to drill multi-well development pads in our Giddings area. The second rig will drill a mix of wells in both the Karnes and Giddings areas, including some appraisal wells in Giddings. Magnolia continues to drive operating efficiencies, especially in the Giddings area. When comparing the 2022 total cost per stimulated foot for its development wells to the wells drilled in 2019, well costs per stimulated foot during this year have declined by 26 percent, despite the inflationary environment seen in oil field service costs. This improvement is directly attributable to the efficiencies that our operations and supply chain teams have captured at Giddings which include faster drilling and completion times, longer laterals, multi-well pads and improved asset knowledge.

Additional Guidance

We are planning a very active operating program for the fourth quarter which should provide us with a strong start to 2023. We estimate that our fourth quarter production should be in the range of 77 to 79 Mboe/d, as most of the wells in our program are expected to come online toward the latter part of the quarter. This includes the largest single pad we have drilled to date at our Giddings area. D&C capital during the fourth quarter is expected to be approximately $125 to $140 million due to a higher number of well completions and higher anticipated non-op activity in the period. As a result, we expect our total production to exit the year at a level that exceeds the record production achieved during the third quarter and further benefit production volumes during the first half of 2023. Oil price differentials are anticipated to be approximately a $3 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted total share count for the fourth quarter of 2022 is expected to be approximately 216 million shares which is 6 percent lower than fourth quarter 2021 levels.

Our operating plan for 2023 is currently expected to be very similar to this year. We plan to operate two drilling rigs and one completion crew and anticipate that our capital spending for drilling and completing wells to be well-below our imposed ceiling of spending within 55 percent of our adjusted EBITDAX at current product prices. We estimate that next year’s capital program and activity levels should deliver full-year 2023 production growth of approximately 10 percent compared to 2022 levels while generating a significant amount of free cash flow. We plan to re-evaluate our current annual dividend rate of $0.40 per share early next year based on our full-year 2022 financial and operating results. Our share repurchase program and the payment of a secure, sustainable and growing dividend remain important components of Magnolia’s total shareholder return proposition.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended September 30, 2022, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on November 2, 2022.

Conference Call and Webcast

Magnolia will host an investor conference call on Wednesday, November 2, 2022 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the economic effects of the COVID-19 pandemic and actions taken by federal, state and local governments and other third parties in response to the pandemic; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; (v) geopolitical and business conditions in key regions of the world; and (vi) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors
Brian Corales
(713) 842-9036
bcorales@mgyoil.com

Media
Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Production:
Oil (MBbls)	3,381	2,851	9,216	8,346
Natural gas (MMcf)	13,364	11,429	38,205	31,617
Natural gas liquids (MBbls)	1,892	1,444	5,134	4,097
Total (Mboe)	7,500	6,200	20,718	17,713

Average daily production:
Oil (Bbls/d)	36,751	30,989	33,760	30,573
Natural gas (Mcf/d)	145,257	124,224	139,947	115,812
Natural gas liquids (Bbls/d)	20,568	15,692	18,806	15,008
Total (boe/d)	81,529	67,385	75,890	64,883

Revenues (in thousands):
Oil revenues	$317,243	$195,642	$912,702	$531,300
Natural gas revenues	100,124	43,781	242,049	112,758
Natural gas liquids revenues	65,596	45,619	190,700	102,140
Total Revenues	$482,963	$285,042	$1,345,451	$746,198

Average sales price:
Oil (per Bbl)	$93.83	$68.62	$99.03	$63.66
Natural gas (per Mcf)	7.49	3.83	6.34	3.57
Natural gas liquids (per Bbl)	34.66	31.60	37.14	24.93
Total (per boe)	$64.40	$45.97	$64.94	$42.13

NYMEX WTI (per Bbl)	$91.64	$70.55	$98.14	$64.85
NYMEX Henry Hub (per Mcf)	$8.19	$4.01	$6.77	$3.19
Realization to benchmark:
Oil (% of WTI)	102%	97%	101%	98%
Natural Gas (% of Henry Hub)	91%	96%	94%	112%

Operating expenses (in thousands):
Lease operating expenses	$34,709	$23,593	$96,057	$64,957
Gathering, transportation and processing	19,297	11,540	51,518	32,069
Taxes other than income	26,623	14,082	74,917	38,657
Depreciation, depletion and amortization	68,972	47,993	179,331	134,268

Operating costs per boe:
Lease operating expenses	$4.63	$3.81	$4.64	$3.67
Gathering, transportation and processing	2.57	1.86	2.49	1.81
Taxes other than income	3.55	2.27	3.62	2.18
Depreciation, depletion and amortization	9.20	7.74	8.66	7.58

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
REVENUES
Oil revenues	$317,243	$195,642	$912,702	$531,300
Natural gas revenues	100,124	43,781	242,049	112,758
Natural gas liquids revenues	65,596	45,619	190,700	102,140
Total revenues	482,963	285,042	1,345,451	746,198
OPERATING EXPENSES
Lease operating expenses	34,709	23,593	96,057	64,957
Gathering, transportation and processing	19,297	11,540	51,518	32,069
Taxes other than income	26,623	14,082	74,917	38,657
Exploration expenses	1,173	317	10,119	2,440
Asset retirement obligations accretion	814	1,329	2,404	4,065
Depreciation, depletion and amortization	68,972	47,993	179,331	134,268
Amortization of intangible assets	—	—	—	9,346
General and administrative expenses	19,625	14,695	55,226	59,816
Total operating expenses	171,213	113,549	469,572	345,618

OPERATING INCOME	311,750	171,493	875,879	400,580

OTHER INCOME (EXPENSE)
Interest expense, net	(5,263)	(7,474)	(21,637)	(23,519)
Loss on derivatives, net	—	(623)	—	(3,110)
Other income (expense), net	(166)	142	6,579	48
Total other expense, net	(5,429)	(7,955)	(15,058)	(26,581)

INCOME BEFORE INCOME TAXES	306,321	163,538	860,821	373,999
Income tax expense	19,358	3,631	65,333	6,428
NET INCOME	286,963	159,907	795,488	367,571
LESS: Net income attributable to noncontrolling interest	41,486	40,543	133,389	100,518
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	245,477	119,364	662,099	267,053

NET INCOME PER COMMON SHARE
Basic	$1.29	$0.68	$3.52	$1.54
Diluted	$1.29	$0.67	$3.51	$1.53
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	188,635	174,764	186,475	172,281
Diluted	189,074	175,683	186,967	173,280
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING (1)	28,710	60,358	35,528	68,827
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$286,963	$159,907	$795,488	$367,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	68,972	47,993	179,331	134,268
Amortization of intangible assets	—	—	—	9,346
Asset retirement obligations accretion	814	1,329	2,404	4,065
Amortization of deferred financing costs	1,032	1,131	4,812	3,149
Unrealized loss on derivatives, net	—	(2,043)	—	277
Stock based compensation	3,462	2,910	9,864	9,143
Other	—	—	—	(85)
Net change in operating assets and liabilities	49,438	10,677	36,786	201
Net cash provided by operating activities	410,681	221,904	1,028,685	527,935

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(7,402)	(1,408)	(11,749)	(10,817)
Additions to oil and natural gas properties	(116,050)	(68,388)	(323,510)	(162,744)
Changes in working capital associated with additions to oil and natural gas properties	(11,342)	621	14,152	12,435
Other investing	(169)	(1,661)	(1,187)	(2,316)
Net cash used in investing activities	(134,963)	(70,836)	(322,294)	(163,442)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(60,983)	(25,988)	(153,138)	(70,316)
Class B Common Stock purchase and cancellation	—	(49,140)	(138,753)	(171,671)
Non-compete settlement	—	—	—	(42,074)
Dividends paid	(19,043)	(14,103)	(56,220)	(14,103)
Cash paid for debt modification	(221)	—	(5,494)	(4,976)
Distributions to noncontrolling interest owners	(7,608)	(5,276)	(23,852)	(5,706)
Other financing activities	(215)	(1,820)	(6,377)	(3,185)
Net cash used in financing activities	(88,070)	(96,327)	(383,834)	(312,031)

NET CHANGE IN CASH AND CASH EQUIVALENTS	187,648	54,741	322,557	52,462
Cash and cash equivalents – Beginning of period	501,891	190,282	366,982	192,561
Cash and cash equivalents – End of period	$689,539	$245,023	$689,539	$245,023

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	September 30, 2022	December 31, 2021
Cash and cash equivalents	$689,539	$366,982
Other current assets	209,421	150,936
Property, plant and equipment, net	1,374,849	1,216,087
Other assets	26,827	12,737
Total assets	$2,300,636	$1,746,742

Current liabilities	$341,972	$218,545
Long-term debt, net	389,794	388,087
Other long-term liabilities	99,164	94,861
Common stock	24	24
Additional paid in capital	1,637,279	1,689,500
Treasury stock	(320,204)	(164,599)
Accumulated deficit	(46,069)	(708,168)
Noncontrolling interest	198,676	228,492
Total liabilities and equity	$2,300,636	$1,746,742

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, exploration costs, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	September 30, 2022	September 30, 2021
NET INCOME	$286,963	$159,907
Exploration expenses	1,173	317
Asset retirement obligations accretion	814	1,329
Depreciation, depletion and amortization	68,972	47,993
Interest expense, net	5,263	7,474
Income tax expense	19,358	3,631
EBITDAX	382,543	220,651
Non-cash stock based compensation expense	3,462	2,910
Unrealized loss on derivatives, net	—	(2,043)
Adjusted EBITDAX	$386,005	$221,518

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and to operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less operating expenses per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	September 30, 2022	September 30, 2021
Revenue	$64.40	$45.97
Total cash operating costs:
Lease operating expenses (1)	(4.59)	(3.79)
Gathering, transportation and processing	(2.57)	(1.86)
Taxes other than income	(3.55)	(2.27)
Exploration expenses	(0.16)	(0.05)
General and administrative expenses (2)	(2.20)	(1.92)
Total adjusted cash operating costs	(13.07)	(9.89)
Adjusted cash operating margin	$51.33	$36.08
Margin (%)	80%	78%
Non-cash costs:
Depreciation, depletion and amortization	$(9.20)	$(7.74)
Asset retirement obligations accretion	(0.11)	(0.21)
Non-cash stock based compensation	(0.46)	(0.47)
Total non-cash costs	(9.77)	(8.42)
Operating income margin	$41.56	$27.66
Margin (%)	65%	60%

(1) Lease operating expenses exclude non-cash stock based compensation of $0.3 million, or $0.04 per boe, and $0.1 million, or $0.02 per boe, for the quarters ended September 30, 2022 and 2021, respectively.
(2) General and administrative expenses exclude non-cash stock based compensation of $3.1 million, or $0.42 per boe, and $2.8 million, or $0.45 per boe, for the quarters ended September 30, 2022 and 2021, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended
(In thousands)	September 30, 2022	September 30, 2021
Net cash provided by operating activities	$410,681	$221,904
Add back: net change in operating assets and liabilities	(49,438)	(10,677)
Cash flows from operations before net change in operating assets and liabilities	361,243	211,227
Additions to oil and natural gas properties	(116,050)	(68,388)
Changes in working capital associated with additions to oil and natural gas properties	(11,342)	621
Free cash flow	$233,851	$143,460